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EXHIBIT 99.6

                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766

ACE REPORTS 2006 RESULTS OF OPERATIONS-SALES INCREASED 31.6% WHILE ACE'S NET LOSS DECREASED BY 29.5%

VALLEY STREAM, NY - March 19, 2007

Ace Marketing & Promotions, Inc. (OTC BB: AMKT) announced today its results of operations for 2006.

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                                          Year Ended December 31
---------------------------------- ----------------------------------
                                         2006              2005
                                         ----              ----
---------------------------------- ----------------- ----------------
Revenue (A)                         $     4,506,807        3,422,665
---------------------------------- ----------------- ----------------
Cost of Revenues                          3,183,825        2,324,185
---------------------------------- ----------------- ----------------
Gross Profit (B)                          1,322,982        1,098,480
---------------------------------- ----------------- ----------------
Operating Expenses (C)                    1,806,684        1,776,710
---------------------------------- ----------------- ----------------
(Loss) from operations (D)                 (483,702)        (678,230)
---------------------------------- ----------------- ----------------
Net (Loss) (D)                      $      (481,026)  $     (682,538)
---------------------------------- ----------------- ----------------
Net (Loss) per common Share         $          (.07)  $         (.12)
---------------------------------- ----------------- ----------------
Weighted average common Shares
Outstanding                               7,142,594        5,880,531
---------------------------------- ----------------- ----------------

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(A)   The increases in revenues in 2006 were primarily due to Ace utilizing additional sales representatives to obtain additional customers.

(B) Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold, pricing of the items and the volume of product sold.

(C) Operating expenses in 2006 increased over 2005 by approximately $30,000 or 1.7%, primarily due to increased salaries of officers.

(D) In 2006, we experienced a reduction in stock based compensation of approximately $380,000, increased gross profit of approximately $225,000 and decreased sales commissions of approximately $62,000, while incurring increased salaries and benefits of approximately $380,000. The foregoing are the primary reasons for our 2006 net loss decreasing by a net amount of approximately $200,000 as compared to 2005.

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INTRODUCING ACE

Ace is a full service advertising specialties and promotional products company that distributes items typically with logos to large corporations, schools and universities, financial institutions and not-for-profit organizations. Specific categories of promotional products include advertising specialties, business gifts, incentives and awards, and premiums.

For additional information, a copy of Ace's Form 10-KSB can be obtained on the Internet by going to WWW.ACEMARKETING.NET, clicking on links and then clicking on SEC Filings.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

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CONTACT:
   Ace - Valley Stream, NY.
   Michael D. Trepeta, President - 516-256-7766


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